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                                                                      EXHIBIT 16



                                                              September 10, 1996



Securities and Exchange Commission
Washington, D.C. 20549



Ladies and Gentlemen:



We were previously principal accountants for Four M Corporation and, under the date of October 29, 1993, we reported on the consolidated financial statements of Four M Corporation and subsidiaries for the year ended July 31, 1993. In 1994, we declined to stand for re-election. We have read Four M Corporation's statements included under the heading "Change in Certifying Accountants" on page 86 of its Amendment No. 3 to Form S-4 (333-8043) dated September 11, 1996, and we agree with such statements.



                                          Very truly yours,
                                          /s/ KPMG Peat Marwick LLP